------                                              ----------------------------
FORM 4                                                     OMB APPROVAL
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[ ] CHECK THIS BOX IF NO                            OMB Number:        3235-0287
    LONGER SUBJECT TO                               Expires:  September 30, 1998
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response...... 0.5
    MAY CONTINUE. SEE                               ----------------------------
    INSTRUCTION 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
  Lockwood        Stephen             J.          HCC INSURANCE HOLDINGS, INC. (HCC)            to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social           4. Statement for      ----              ---
                                                  Security Number of         Month/Year             Officer (give    Other (Specify
  27 Congress Street, Suite 108                   Reporting Person           October, 2001      ----        title ---       below)
---------------------------------------------     (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,
  Salem,             MA              01970                                   Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/        ------------------------------------                          Indirect       Owner-
                                 Year)       Code    V     Amount  (A) or   Price                          (I)            ship
                                                                   (D)                                     (Instr. 4)     (Instr. 4)
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 Common Stock                    10/12/01      S          250,000   D       $28.00         1,962,397
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
(Print or Type Responses)                                                                                                Page 1 of 3
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7-96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-     7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and       of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration        Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date              (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                             Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                   ity
                             Security                            and 5)                                                   (Instr. 5)
                                                                               --------------------------------------
                                                                               Date      Expira-            Amount or
                                                    -------------------------- Exer-     tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable   Date               Shares
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 Option to Purchase           $20.50                                           01/16/02  01/16/06   Common    10,000
 (Note 1)                                                                                           Stock
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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   10,000                     D
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Explanation of Responses: SEE ATTACHMENT
                                                                                        Stephen J. Lockwood

                                                                                        By: /s/ Stephen J. Lockwood        10/12/01
**Intentional misstatements or omissions of facts constitute Federal Criminal           -------------------------------   ----------
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                 **Signature of Reporting Person      Date
                                                                                        Christopher L. Martin
                                                                                        Attorney in Fact
Note: File three copies of this Form, one of which must be manually signed.                                              Page 2 of 3
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                              ATTACHMENT TO FORM 4


Item 1:    Stephen J. Lockwood
           27 Congress Street, Suite 108
           Salem, MA 01970

Item 2:    HCC Insurance Holdings, Inc. (HCC)

Item 4:    October, 2001



                                    Table II
                            EXPLANATION OF RESPONSES


Note 1. Option to purchase granted pursuant to 1996 Non-employee Director Stock Option Plan.


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